FORM 8-K
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549
                           CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)   May 5, 1999

                   INTERNATIONAL SPEEDWAY CORPORATION
          (Exact name of registrant as specified in its charter)

     FLORIDA            O-2384            59-0709342
(State or other jurisdiction   (Commission             (I.R.S. Employer
    of incorporation)           File Number)     Identification No.)

1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD, DAYTONA BEACH, FLORIDA 32114
  (Address of principal executive offices)                     (Zip code)

Registrant's telephone number, including area code:   (904) 254-2700

        No Change
(Former name or address, if changed since last report)

Item 5.   Other Events.

On May 5,1999 The Motorsports Alliance, LLC, a limited liability company jointly owned by the Indianapolis Motor Speedway Corporation (IMSC) and International Speedway Corporation (ISC) (Nasdaq/NM: ISCA; OTC Bulletin Board:
ISCB), and the owners of Route 66 Raceway, LLC issued a press release which announced that they had formed a new company, Raceway Associates, LLC, which as a result now owns Route 66 Raceway; a 240 acre motorsports complex located in Joliet, Illinois that includes a state of the art dragstrip, 3/8-mile clay oval and road course test track.

The Motorsports Alliance also announced Raceway Associates had also purchased 930 acres of land adjacent to the Route 66 facilities for the purpose of constructing a new oval superspeedway that could host NASCAR and Indy Racing League events. Construction on the new speedway is expected to begin in the summer of 1999, with racing to commence in the year 2001.

Raceway Associates, LLC is owned 75% by the Motorsports Alliance, LLC and 25% by the former owners of Route 66 Raceway, LLC.

The announcement stated the proposed new $100 million superspeedway development will be financed through equity of approximately $50 million from the Motorsports Alliance, LLC, and a borrowing of approximately $50 million by Raceway Associates, LLC, which has been obtained from Bank One Corporation and First Union National Bank. The new superspeedway is expected to have capacity for approximately 75,000 motorsports fans and is expected to host three major racing event weekends each year, including a Pep Boys Indy Racing League event. Raceway Associates hopes to also be awarded a NASCAR Winston Cup Series race, a NASCAR Busch Series - Grand National Division race and a NASCAR Craftsman Truck Series Race to complement the existing Route 66 Raceway schedule.

The Speedway Developers anticipate the new track and grandstand area will occupy approximately 200 acres on the 930 acre plot located adjacent to the Route 66 Raceway near Interstate 80, Interstate 55, and Illinois Route 53.









Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.

     Exhibit
     Number    Description of Exhibit                  Filing Status

1.   (99.1)    Press Release announcing investment          filed herewith

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                                     SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      INTERNATIONAL SPEEDWAY CORPORATION
                                                  (Registrant)



Date:  5/6/99                           /s/ H. Lee Combs
     _____________                    __________________________________
                                        H. Lee Combs, Senior Vice President

Date:   5/6/99                          /s/ Susan G. Schandel
     _____________                    __________________________________
                                        Susan G. Schandel,
                                         Chief Financial Officer